Exhibit 99.1

ABITIBIBOWATER ANNOUNCES APPOINTMENTS TO BOARD OF DIRECTORS

ABH (TSX, NYSE)

US$

MONTREAL, April 15 /CNW Telbec/ - AbitibiBowater Inc. today announced the appointments of Anthony F. Griffiths and Paul Rivett to serve on its Board of Directors. These appointments are the result of Fairfax Financial Holdings Limited (TSX, NYSE: FFH) exercising its right to appoint two directors to the Board, pursuant to the terms of the purchase agreement of Fairfax's private placement, announced on March, 24, 2008. Both Board appointments are effective on April 15, 2008.

The Company also announced today the departures of Hans P. Black and Bruce W. Van Saun as members of the Board. Mr. Black has been a member of the AbitibiBowater and, previously, Abitibi-Consolidated Inc. boards since 2005. Mr. Van Saun served on the boards of AbitibiBowater and, previously, Bowater Incorporated since 2005.

"We are very pleased to have both Anthony Griffiths and Paul Rivett join the AbitibiBowater Board of Directors," stated Executive Chairman John W. Weaver. "On behalf of the Board of Directors and senior management, I would like to welcome them to our organization. We look forward to benefiting from their experience and expertise."

In commenting on today's announcements, President and Chief Executive Officer David J. Paterson stated, "Hans Black and Bruce Van Saun provided our new and legacy organizations with valuable counsel throughout their tenure. We would like to acknowledge their contributions and thank them both for their commitment to enhance our competitiveness and corporate governance."

Anthony F. Griffiths is currently an independent business consultant and corporate director. He is a member of Fairfax's Board of Directors, serving as Lead Director, member of its Audit Committee and Chair of its Compensation and Governance, and Nominating Committees. He is also the Chairman of Russel Metals Inc. and Novadaq Technologies Inc. and a director of Northbridge, Crum & Forster and OdysseyRe, Vitran Corporation Inc., PreMD Inc. and Jaguar Mining Inc. He was the Chairman of Mitel Corporation, a telecommunications company, from 1987 to 1993, while also holding the position of President and Chief Executive Officer from 1991 to 1993.

Paul Rivett has been Fairfax's Chief Legal Officer since 2004. He also serves as Vice President and Chief Operating Officer of Hamblin Watsa Investment Counsel Ltd. Prior to 2004, Mr. Rivett was an attorney at Shearman & Sterling LLP in Toronto, Canada.

AbitibiBowater produces a wide range of newsprint, commercial printing papers, market pulp and wood products. It is the eighth largest publicly traded pulp and paper manufacturer in the world. AbitibiBowater owns or operates 27 pulp and paper facilities and 35 wood products facilities located in the United States, Canada, the United Kingdom and South Korea. Marketing its products in more than 90 countries, AbitibiBowater is also among the world's largest recyclers of newspapers and magazines, and has more third-party certified sustainable forest land than any other company in the world. AbitibiBowater's shares trade under the stock symbol ABH on both the New York Stock Exchange and the Toronto Stock Exchange.

For further information: For Investors: Duane Owens, Vice President and Treasurer, (864) 282-9488; For Media: Seth Kursman, Vice President, Communications and Government Affairs, (514) 394-2398, seth.kursman@abitibibowater.com.